Exhibit 99.7

Filed by Cowen Group, Inc.

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed under Rule 14a-12 of the Securities Act of 1934

Subject Company: Cowen Group, Inc.

Commission File No. 000-52048

Cowen Research Client Letter

4 June 2009

Dear [Client]:

We are pleased to announce that Cowen Group, Inc. and Ramius LLC have agreed to a combination that will create a diversified financial services firm.  As you may know, Ramius is a an alternative investment firm with approximately $7.7 billion of assets under management.  The firm is headed by Peter Cohen, the former CEO of Shearson Lehman Brothers.

This combination brings together Ramius’ hedge fund, fund of fund and real estate business with Cowen’s established financial services and focused healthcare royalty business, and creates a complementary balance of capabilities that we believe will enable the new company to adopt a growth strategy that expands on the core competencies of both organizations.  We believe the new company will have a diverse platform with opportunities in our defined areas of expertise, a foundation for growth and significant employee ownership.

As you are aware, we are operating in an evolving environment.  It is after thoughtful and careful consideration, that we determined that a combination between Cowen and Ramius was the ideal approach to position ourselves to take advantage of the recent, and historic, industry dislocations and to create an enterprise well-positioned for the future.

We value our relationship and want to stress that this transaction will not materially impact our business with you.  Clients of both Cowen and Ramius will enjoy continuity in their investment management, research, advisory and brokerage relationships.  Our client-facing businesses have no significant revenue generation or professional staff overlap, and as a result, we envision uninterrupted delivery of key services.

Our client relationships are clearly very important to us and as such, we would like to make a few important points:

•                  In contrast to the outcome often seen in financial services combinations, we envision uninterrupted delivery of key services, given that there is no overlap in either revenue generation or in professional staff in our client facing businesses.

•                  Additionally, this transaction will have no impact on our sales, research and trading operation.  In fact, Ramius and Cowen’s respective businesses will operate distinctly.  We will maintain a Chinese wall and physical separation.  Each trading floor will operate in a different location.  This is actually something Ramius is accustomed to, as their hedge fund and fund of funds businesses have operated separately for more than 10 years.  Each group has no knowledge of the others clients, investment strategy or allocations.  Simply put, no specifics are ever shared.  We pledge to maintain the same level of privacy and discretion and we will continue to meet your needs as we have in the past.

Both Cowen and Ramius share the same vision of a sizable asset manager coupled with a premier sales, trading, research and investment banking platform that can operate as an alternative to other smaller boutiques and the larger unwieldy commercial banks.

We are excited about the opportunity to create a new company and expect the transaction to close in the fourth quarter of 2009. In the interim, Cowen and Ramius will continue to operate as separate companies and we do not expect any disruptions or changes to our business practices or strategic operations while completion of the transaction is pending.

Your business is extremely important to us and we look forward to building on our relationship as part of a stronger company.

For your convenience, attached is the press release we issued this morning.  Should you have any questions, please feel free to contact me.

Thank you for your continued support.

Sincerely,

[name]

In connection with the proposed transaction, Cowen will file relevant materials with the SEC, including a registration statement on Form S-4 that will include a proxy statement of Cowen that also constitutes a prospectus of Cowen.  Cowen will mail the final proxy statement/prospectus to its stockholders.  Investors and security holders are urged to read these documents (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Cowen and the proposed transaction.

Investors and security holders may obtain these documents (and any other documents filed by Cowen with the SEC) free of charge at the SEC’s website at www.sec.gov.  In addition, the documents filed with the SEC by Cowen may be obtained free of charge by directing such request to:  Investor Relations, 1221 Avenue of the Americas, New York, NY 10020 or from Cowen’s Investor Relations page on its corporate website at www.cowen.com.

The directors, executive officers, and certain other members of management and employees of Cowen may be deemed to be participants in the solicitation of proxies in favor of the proposed transactions from the stockholders of Cowen.  Information about the executive officers and directors of Cowen is set forth in the proxy statement for Cowen’s 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2008.